Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated February 2, 2026 with respect to the Common Shares, no par value per share, of International Battery Materials Ltd., a company incorporated in British Columbia, Canada, and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: February 2, 2026

Encompass Capital Advisors LLC

By:	/s/ Todd J. Kantor
Todd J. Kantor, Managing Member
Date:	02/02/2026

Encompass Capital Partners LLC

By:	/s/ Todd J. Kantor
Todd J. Kantor, Managing Member
Date:	02/02/2026

Encompass Capital Master Fund L.P.

By:	/s/ Todd J. Kantor
Todd J. Kantor, Managing Member of Encompass Capital Partners LLC, its Investment Manager
Date:	02/02/2026

Kantor Todd J.

By:	/s/ Todd J. Kantor
Todd J. Kantor
Date:	02/02/2026